EV Energy Partners To Acquire Natural Gas Properties in Monroe Field: Updates Natural Gas and Crude Oil Hedge Position: Announces Webcast of March 8 Presentation at the Sixth Annual Master Limited Partnership Investor Conference

HOUSTON, Mar 07, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced that it has signed an agreement to acquire natural gas properties in the Monroe Field of North Louisiana for $96 million from an institutional partnership managed by EnerVest Management Partners, Ltd. The acquisition, which has been approved by the Board of Directors, is expected to close before mid-April 2007, and is subject to customary closing conditions and purchase price adjustments.

EVEP plans to initially finance the acquisition with borrowings under its existing credit facility.

"The acquisition of these properties will create excellent synergies with our existing Monroe field assets," said John B. Walker, Chairman and CEO. "As with our recently completed acquisitions, these properties fit well with EVEP's asset base and we expect the acquisition to be accretive to distributable cash flow per unit."

As a result of this acquisition, management anticipates that it will recommend to the Board of Directors an increase in the quarterly distribution rate, beginning with the distribution for the second quarter of 2007 (payable during the third quarter of 2007) subject to the closing of the acquisition of substantially all of the Monroe properties.

The properties include:

—  Over 2,800 wells located in Union, Morehouse and Ouachita Parishes in Louisiana

—  Proved reserves of approximately 65.4 Bcfe (99% proved developed producing)

—  100% natural gas

—  Significant third-party transportation and marketing

—  Operate 100% of wells

—  High net revenue interest of over 95%

—  Reserves-to-production ratio of over 22 years

—  Current net daily production of approximately 7,600 MCF

From the date of closing through 2007, EVEP expects the following for the properties to be acquired:

Net daily production (MCF)	7,400 - 7,800
Operating expenses, net of transportation and marketing margin, per MCF	$1.25 - $1.45
Price differential per MCF versus NYMEX	($0.65) - ($0.80)

The Monroe Field acquisition will be discussed during the Company's presentation at the Sixth Annual Master Limited Partnership Conference in New York, NY on Thursday, March 8, 2007 at 10:10am ET. John B. Walker, Chairman and CEO and Michael E. Mercer, Senior Vice President and CFO, will be presenting for EVEP.

Interested parties can access the presentation during a live webcast via the following link: http://cc.talkpoint.com/LEHM002/030807a_jw/default.asp?entity=EV. A replay of the webcast will be available approximately two hours following the event and will remain available through Monday, March 12, 2007.

The presentation will also be available on EVEP's website at http://www.evenergypartners.com in the Investor Relations/Presentations section.

In addition, EVEP announced today that it has expanded its commodity hedging program, including a significant increase in natural gas hedges through 2009. The Company's current hedging positions are provided below in the Hedge Summary Table. EVEP utilizes derivative instruments, such as fixed price swaps and collars, to minimize the variability in forecasted cash flows due to price movements in natural gas and crude oil.

Hedge Summary Table

	Swap Volume	Swap Price	Collar Volume	Collar Floor	Collar Ceiling
	(MMmbtu/ MBbls)		(MMmbtu/MBbls)

Natural Gas
2007 1Q
NYMEX	239	$9.269
Dominion Appalachia	279	$10.265
MichCon Citygate	118	$10.255	177	$8.000	$9.270

2007 2Q
NYMEX	501	$8.519	228	$7.250	$9.050
Dominion Appalachia	282	$10.265
MichCon Citygate	182	$10.255	273	$8.000	$9.270

2007 3Q
NYMEX	506	$8.519	230	$7.250	$9.050
Dominion Appalachia	285	$10.265
MichCon Citygate	184	$10.255	276	$8.000	$9.270

2007 4Q
NYMEX	506	$8.519	230	$7.250	$9.050
Dominion Appalachia	285	$10.265
MichCon Citygate	184	$10.255	276	$8.000	$9.270

2008
NYMEX	1,464	$8.848	366	$7.500	$9.850
NYMEX			366	$7.500	$9.650
NYMEX			732	$7.500	$9.700
Dominion Appalachia	988	$9.750
MichCon Citygate	732	$8.100	732	$8.000	$9.550

2009
NYMEX	730	$7.775	365	$7.500	$8.800
NYMEX			1,460	$7.750	$9.150
MichCon Citygate	1,460	$8.110

Crude Oil (NYMEX)
2007	91.3	$71.350
2008			45.8	$62.000	$73.950
2009			45.6	$62.000	$73.900

EV Energy Partners, L.P., based in Houston, Texas, is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com

Copyright Business Wire 2007

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